Exhibit 99.1

CONSENT OF J.P. MORGAN SECURITIES LLC

We hereby consent to (i) the use of our opinion letter dated June 14, 2015 to the Board of Directors of Standard Pacific Corp., a Delaware corporation (the “Company”), included in Annex B to Amendment No. 2 to the Joint Proxy Statement/Prospectus relating to the proposed merger of Ryland Group, Inc., a Maryland corporation, with and into the Company and (ii) the references to such opinion in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES LLC

/s/ J.P. Morgan Securities LLC
J.P. Morgan Securities LLC

August 25, 2015